EXHIBIT 10.1

AMENDED EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDED EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made to be effective as of this 1st day of April 2026 (“Effective Date”) by and between Perry A. Sook, an individual resident of Texas (“Sook”), and Nexstar Media Group, Inc., a Delaware corporation (the “Company”).

WHEREAS, Sook and the Company are parties to that certain Amended Executive Employment Agreement dated as of January 15, 2019, as amended August 1, 2022, which agreement expires on March 31, 2026 (the “Original Agreement”).

WHEREAS, the Company desires to retain the services of Sook as Chairman of the Board and Chief Executive Officer of the Company upon the expiration of the Original Agreement, and Sook desires to be employed by the Company, under the terms and conditions of this Agreement.

WHEREAS, the parties desire to amend and replace the Original Agreement in its entirety on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual promises set forth herein and the mutual benefits to be derived from this Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

1.
Position and Duties. Subject to the terms and conditions of this Agreement, during the term of this Agreement the Company will continue to employ Sook as the Company’s Chairman of the Board and Chief Executive Officer. In such position, Sook will perform such duties as shall be reasonably assigned to him from time to time by the Company’s Board of Directors (the “Board”) which are commensurate and consistent with the duties of a chairman and/or chief executive officer of similar companies. Sook will devote his best efforts to his employment with the Company and will devote substantially all of his business time and attention to the performance of his duties under this Agreement (which duties will include, among other things, acquiring, managing, operating or disposing of television and digital media properties); provided that the foregoing will not preclude Sook from devoting reasonable time to the supervision of his personal investments, civic and charitable affairs and serving on other boards, provided that such activities do not materially interfere with the performance of his duties hereunder. So long as he is employed by the Company, Sook will be a member of the Board and a member of the Executive Committee, if any, of the Board.
2.
Term of Employment. Unless terminated earlier as provided below, the Company’s employment of Sook under this Agreement will continue from April 1, 2026 (the “Effective Date”) to March 31, 2029 (“Term”); provided, however, that the Term will be automatically renewed and extended for successive one-year period(s) unless, at least ninety (90) days prior to the end of the Term or any subsequent renewal term, Sook or the Company gives written notice to the other party of his/its intent not to extend the Term or any renewal term.
3.
Termination. The Company’s employment of Sook under this Agreement shall terminate prior to the end of the Term, or any subsequent renewal term, specified in Paragraph 2 hereof only under the following circumstances:
(a)
Death. Sook’s death, in which case Sook’s employment will terminate on the date of death.
(b)
Disability. If, as a result of Sook’s illness, physical or mental disability or other incapacity Sook is unable to substantially perform, with or without reasonable accommodation (as defined under the

Americans with Disabilities Act), his material job duties under this Agreement for any period of six (6) consecutive months, and after receiving thirty (30) days written notice of termination by the Company to Sook (which may occur after the end of such six-month period), he shall not have returned to the performance of his job duties hereunder on a full-time basis, the Company may terminate Sook’s employment hereunder.
(c)
Termination by the Company for Cause. The Company may terminate Sook’s employment at any time for Cause, such termination to be effective as of the date stated in a written notice of termination delivered by a majority of the Board to Sook. Any termination under this Paragraph 3(c) shall not also be deemed to be a termination under Paragraph 3(d) hereof. For the purposes of this Agreement, “Cause” is defined to mean any of the following activities by Sook: (i) the conviction of Sook for a felony or a crime involving moral turpitude or the commission of any act involving dishonesty, disloyalty or fraud with respect to the Company or any of its subsidiaries or affiliates, in each instance which has caused or is reasonably likely to cause material harm to the Company; (ii) substantial repeated failure to perform material job duties which are reasonably directed by the Board and which are consistent with the terms of this Agreement and the position specified in Paragraph 1, which is not cured within thirty (30) days after written notice thereof to Sook; (iii) willful misconduct with respect to the Company or any of its subsidiaries or affiliates, in each instance which has caused or is reasonably likely to cause material harm to the Company; (iv) any other willful breach of a material provision of this Agreement, which is not cured within thirty (30) days after written notice thereof to Sook. For purposes of this Agreement, no act, or failure to act, on Sook’s part shall be deemed “willful” unless done or omitted to be done, by Sook in bad faith and without a reasonable belief that such act, or failure to act, was in the Company’s best interest.
(d)
Termination by the Company Other Than for Cause. The Company may terminate Sook’s employment for any reason or for no reason upon thirty (30) days prior written notice to Sook, subject to payment of the termination payments specified in Paragraph 6 hereof. Such termination will be effective as of the date stated in a written notice of termination delivered by a majority of the Board to Sook.
(e)
Termination by Sook for Good Reason. Not later than ninety (90) days after the first occurrence of circumstances alleged to constitute Good Reason, Sook must notify the Company of his intention to terminate his employment for Good Reason (“Sook’s Notice”). Upon receipt of Sook’s Notice, the Company will have thirty (30) days to cure, or such longer period as the parties may mutually agree in writing (“Cure Period”) the Good Reason violation. In the event such Good Reason violation is not cured within the Cure Period, Sook’s employment will terminate on a mutually agreed date that is not later than thirty (30) days after the end of the Cure Period. For purposes of this Agreement, “Good Reason” shall mean any of the following (i) a material reduction in the job duties, responsibilities, authority, or position of Sook (including, but not limited to, if a change in control or other merger occurs and Sook is not made the Chairman of the Board for the new/combined entity); (ii) a material breach by the Company of a material provision of this Agreement; (iii) any reduction or decrease in Sook’s Base Salary or annual target Bonus; (iv) any requirement that Sook report to someone other than the Board; (v) Sook’s failure to be renominated to the Board by the Company’s Nominating & Governance Committee; or (vi) any requirement that Sook relocate or maintain an office more than one hundred (100) miles from Dallas, Texas. A termination of Sook’s employment for Good Reason in accordance with this Paragraph 3(e) is intended to be treated as an involuntary separation from service for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).
(f)
Voluntary Termination by Sook Without Good Reason. Sook may voluntarily terminate his employment hereunder for any reason or for no reason upon thirty (30) days prior written notice to the Company. Such termination shall be effective as of the date stated in a written notice of termination delivered by Sook to the Company (or such earlier date after the delivery of such notice as the Company may elect).
(g)
In no event will the termination of Sook’s employment affect the rights and obligations of the parties set forth in this Agreement, except as expressly set forth herein. Any termination of Sook’s employment pursuant to this Paragraph 3 will be deemed to include a resignation by Sook of all positions with the Company and each of its subsidiaries and affiliates, including but not limited to, his resignation as a member of the Board and the board of each other such affiliate and subsidiary.
4.
Compensation.
(a)
Base Salary. During the Term, and any subsequent renewal term, Sook will continue to be entitled to receive an annual base salary (“Base Salary”) of $3,000,000.
(b)
Bonus Compensation. During each Company fiscal year during the Term and any renewal term, Sook will have an opportunity to earn an annual short-term incentive bonus (“Bonus”) in an amount, if any, based on a target of 200% of Sook’s Base Salary (“Target”), subject to (i) increase or decrease based on the criteria set forth in Exhibit A and (ii) approval of the Compensation Committee of the Board (“Compensation Committee”). The Compensation Committee may alter the criteria set forth in Exhibit A as circumstances warrant and in consultation with Sook.
(c)
Payment. Sook’s Base Salary will be paid in equal installments in accordance with the Company’s normal payroll practice for its senior executives (but no less frequently than bi-monthly). The Bonus provided in Paragraph 4(b), will be paid in a single payment within thirty (30) days after the independent certified public accountants regularly employed by the Company have made available to the Company the audited financial statements for the appropriate fiscal year but in no event later than December 31 of the year immediately following the year in which the Bonus is earned. All payments under this Agreement will be subject to withholding or deduction by reason of the Federal Insurance Contribution Act, federal income tax, state income tax and all other applicable laws and regulations.
5.
Fringe Benefits. During the Term and any subsequent renewal term,
(a)
Sook may participate in long-term incentive compensation awards whereby the Company may issue Sook restricted shares of the Company’s Class A Common Stock in the form of time-based and/or performance-based restricted stock units (“RSUs”). Any such grants of RSUs will be at the discretion of the Compensation Committee and shall be awarded on the first Monday following March 1st of each year of the Term or any renewal term subject to the terms and conditions set forth in Exhibit B.
(b)
Sook shall be entitled to participate, at the Company’s expense, in any retirement plan, pension plan, life insurance plan, health insurance plan or fringe or other comparable benefit plan which the Company from time to time makes available generally to its corporate executive employees.
(c)
Sook shall also be entitled to six (6) weeks paid vacation for each year during the Term, or any subsequent renewal term; provided however, that any vacation not taken as of the end of any calendar year will be forfeited.
(d)
The Company will provide Sook with an automobile for his use.

(e)
Sook will be reimbursed by the Company for all approved business expenses (which approval shall not be unreasonably withheld) incurred by him on behalf of the Company upon presentation of appropriate documentation.
(f)
The Company shall reimburse Sook in an amount up to $500,000 for his use of an aircraft for personal matters during the Term.
6.
Termination Payments. Sook (or his estate pursuant to Paragraph 6(a) hereof) will be entitled to receive the following payments upon termination of his employment hereunder:
(a)
In the event of termination of Sook’s employment pursuant to any of the following provisions:

Paragraph 3(a) [Death]

Paragraph 3(b) [Disability]

Paragraph 3(c) [By the Company for Cause]

Paragraph 3(f) [By Sook Without Good Reason]

The Company will pay to Sook (or Sook’s estate, as the case may be) as soon as practicable following such termination (but in no event later than thirty (30) days after the date of such termination except as provided in clause (iii)) (i) all accrued and unpaid Base Salary as of the date of termination as provided in Paragraph 4, (ii) an amount (calculated at the rate of the Base Salary in effect on such date) for all accrued but unused vacation time as of such date (iii) the amount of all earned and unpaid Bonus amounts for the years preceding the year of termination payable as provided in Paragraph 4(c) and, (iv) in the event of termination of Sook’s employment pursuant to Paragraph 3(a) or 3(b) above, a pro-rata portion of the target Bonus for the year in which the termination occurred, the numerator of which shall be the number of the whole or partial months Sook performed services for the Company during the calendar year of the termination and denominator of which shall be twelve (12).

(b)
In the event of termination of Sook’s employment pursuant to any of the following provisions:

Paragraph 3(d) [By the Company Other Than For Cause]

Paragraph 3(e) [By Sook with Good Reason]

The Company will pay to Sook as soon as practicable following such termination (but in no event later than thirty (30) days after the date of such termination except as provided in clause (iii)) (i) all accrued and unpaid Base Salary as of the date of termination as provided in Paragraph 4, (ii) an amount (calculated at the rate of the Base Salary in effect on such date) for all accrued but unused vacation time as of such date (iii) the amount of all earned and unpaid Bonus amounts for the years preceding the year of termination payable as provided in Paragraph 4(c) and, subject to Sook signing a separation agreement containing, among other provisions, a general release of claims in favor of Company and related persons and entities, confidentiality, return of property, and non-disparagement in a form and manner satisfactory to the Company (the “Release”) and the Release becoming fully effective and irrevocable within sixty (60) days of Sook’s termination of employment, (iv) an amount equal to the sum of (x) 200% of Sook’s Base Salary as in effect on the date of termination, plus (y) 200% of Sook’s target Bonus for the fiscal year in which such termination occurs, plus (z) an additional $31,000.00.

(c)
In the event Sook’s employment is terminated for any reason other than for (i) Termination by the Company for Cause or (ii) Voluntary Termination by Sook Without Good Reason, then all equity (including, but not limited to, any RSUs and performance RSUs, stock options and/or stock appreciation rights) previously granted or awarded to Sook by the Company prior to his termination shall become immediately and fully vested without further action by either Sook or the Company. For clarity, all performance RSUs will accelerate at the greater of actual or target, without pro-ration for any partial period of service.
(d)
Without limiting the remedies available to the Company for breach by Sook of Paragraph 7 hereof, in the event that Sook violates the provisions of Paragraph 7 hereof after the termination of his employment with the Company in a manner reasonably determined by the Board to be injurious to the Company, any termination payments provided in this Paragraph 6 remaining unpaid at the time such violation occurs will be automatically forfeited.
7.
Covenant Not to Compete and Non-Disclosure.
(a)
During the term of Sook’s employment pursuant to this Agreement and for a period of one (1) year thereafter, Sook covenants and agrees that Sook will not within any DMA (as determined from time to time by the A.C. Nielsen Company or its successor) in which the Company operates a television broadcast facility on the date that Sook’s employment by the Company terminates (or in which the Company has agreed to acquire, or the Board has approved pursuing (and the Company has not abandoned) the acquisition of, a television broadcast facility on or prior to such date) whether directly or indirectly, with or without compensation, (x) enter into or engage in the business of television broadcasting, (y) be employed by, act as a consultant to, act as a director of or own beneficially five percent (5%) or more of any class of equity or debt securities of any corporation or other commercial enterprise in the business of television broadcasting, or (z) solicit or do any business with respect to television broadcasting with any then-existing customers of the Company. During the one (1) year after Sook’s employment with the Company terminates, neither Sook nor any of Sook’s affiliates will hire, solicit, employ or contract with respect to employment any officer or employee of the Company. For purposes of this Paragraph 7, the term “Company” will include the Company and each of its subsidiaries or other affiliates, and each such entity is an express third-party beneficiary of this Agreement.
(b)
Sook agrees to disclose promptly to the Company and does assign and agree to assign to the Company, free from any obligation to Sook, all Sook’s right, title and interest in and to any and all ideas, concepts, processes, improvements and inventions made, conceived, written, acquired, disclosed or developed by Sook, solely or in concert with others, during the term of Sook’s employment by the Company, which relate to the business, activities or facilities of the Company, or resulting from or suggested by any work Sook may do for the Company or at its request. Sook further agrees to deliver to the Company any and all drawings, notes, photographs, copies, outlines, specifications, memoranda and data relating to such ideas, concepts, processes, improvements and inventions, to cooperate fully during Sook’s employment and thereafter in the securing of copyright, trademark or patent protection or other similar rights in the United States and foreign countries, and to give evidence and testimony and to execute and deliver to the Company all documents requested by it in connection therewith.
(c)
Except as expressly set forth below and in Paragraphs 7(d) and (e), Sook agrees, whether during Sook’s employment pursuant to this Agreement or thereafter, except as authorized or directed by the Company in writing or pursuant to the normal exercise of Sook’s responsibilities hereunder, not to disclose to others, use for Sook’s or any other Person’s (as defined herein) benefit, copy or make notes of any confidential information or trade secrets or relating to the business, activities or facilities of the

Company which may come to Sook’s knowledge prior to or during Sook’s employment pursuant to this Agreement or thereafter. Sook will not be bound to this obligation of confidentiality and nondisclosure if:
(i)
the information in question has become part of the public domain by publication or otherwise through no fault of Sook; or
(ii)
the information in question is disclosed to the recipient by a third party and Sook reasonably believes such third party is in lawful possession of the information and has the lawful right to make disclosure thereof.
(d)
Notwithstanding anything to the contrary contained herein, no provision of this Agreement or any other agreement or Company policy will be interpreted so as to impede Sook (or any other individual) from (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law, (ii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency, legislative body or any self-regulatory organization, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, (iii) seeking or accepting any U.S. Securities and Exchange Commission awards or other relief in connection with protected whistleblower activity, or (iv) making other disclosures under the whistleblower provisions of federal law or regulation. In addition, nothing in this Agreement or any other agreement or Company policy prohibits or restricts Sook from initiating communications with, or responding to any inquiry from, any administrative, governmental, regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. Sook does not need the prior authorization of the Company to make any such reports or disclosures and Sook will not be required to notify the Company that such reports or disclosures have been made.
(e)
Pursuant to 18 U.S.C. § 1833(b), Sook will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to Sook’s attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Sook files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Sook may disclose the trade secret to Sook’s attorney and use the trade secret information in the court proceeding, if Sook files any document containing the trade secret under seal and does not disclose the trade secret except under court order. Nothing in this Agreement or any other agreement by and between Sook and the Company or any policy of the Company is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.
(f)
Upon termination of employment pursuant to this Agreement, Sook will deliver to the Company all records, notes, data, memoranda, photographs, models and equipment of any nature which are in Sook’s possession or control and which are the property of the Company.
(g)
The parties understand and agree that the remedies at law for breach of the covenants in this Paragraph 7 would be inadequate and that the Company will be entitled to seek injunctive or such other equitable relief as a court may deem appropriate for any breach of these covenants. If any of these covenants will at any time be adjudged invalid to any extent by any court of competent jurisdiction, such covenant will be deemed modified to the extent necessary to render it enforceable.

8.
Entire Agreement. This Agreement, together with any Company long-term incentive plans and/or restricted stock award or option agreements between Sook and the Company, embodies the entire agreement between the parties hereto with respect to Sook’s employment with the Company, and there have been and are no agreements, representations, or warranties between the parties other than those set forth or provided for therein. If any of the terms of this Agreement conflict with terms of any Company long-term incentive plans or restricted stock award or option agreements between Sook and the Company, then the terms of this Agreement shall control, govern and be given full force and effect.
9.
No Assignment. This Agreement shall not be assigned by Sook without the prior written consent of the Company and any attempted assignment without such prior written consent shall be null and void and without legal effect; provided, however, that in the case of Sook’s death or disability this Agreement may be enforced by Sook’s executors, personal representatives, or guardians, to the extent applicable. This Agreement shall not be assigned by the Company without the prior written consent of Sook except to any successor to the business of the Company.
10.
Notices. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given when (i) delivered by hand or if mailed, by certified or registered mail, with postage prepaid; (ii) hand delivered; or (iii) sent overnight mail or overnight courier:
(a)
If to Sook, to Perry A. Sook, c/o Nexstar Media Group, Inc., 545 E. John Carpenter Freeway, Suite 700, Irving, TX 75062, or such other person or place as Sook may specify by prior written notice to the Company;
(b)
If to the Company, to 545 E. John Carpenter Freeway, Suite 700, Irving, TX 75062, Attention: Chairman of the Nominating & Governance Committee of the Board, or as the Company may otherwise specify by prior written notice to Sook.
11.
Amendment; Modification. This Agreement may not be amended, modified, or supplemented other than in a writing signed by both parties hereto.
12.
Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.
13.
Headings. The headings in the sections of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement.
14.
Severability. The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, the Agreement shall be construed with the invalid or inoperative provision deleted, and the rights and obligations of the parties shall be construed and enforced accordingly.
15.
Governing Law. This Agreement shall be governed by and construed in accordance with the internal law of the State of Texas without giving effect to any choice of law or conflict provision or rule that would cause the laws of any jurisdiction other than the State of Texas to be applied.
16.
Key Man Life Insurance. Sook agrees to submit to any requested physical examination in connection with the Company’s purchase of the Key-Man Policy. Sook agrees to cooperate fully in connection with the underwriting, purchase and/or retention of the Key-Man Policy by the Company.

17.
Legal Fees. In the event of any litigated dispute between or among any of the parties to this Agreement, the reasonable legal fees and expenses of the party successful in such dispute (whether by way of a decision by a court or other tribunal) shall be paid promptly by the unsuccessful party upon presentation by the successful party of an invoice therefor.
18.
Legal Expenses. The Company shall reimburse Sook, upon presentation of appropriate invoice or invoices, for reasonable legal fees and expenses incurred by him in connection with the negotiation, drafting and execution of this Agreement.
19.
Representations. Sook represents and warrants to the Company that Sook is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity.
20.
Strict Construction. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
21.
Binding Arbitration.
(a)
Generally. The arbitration procedures described in this Paragraph 21 will be the sole and exclusive method of resolving and remedying any claim under this Agreement (each such claim, a “Dispute”); provided that nothing in this Paragraph 21 will prohibit a Person from instituting litigation to enforce any Final Arbitration Award (as defined herein). Except as otherwise provided in the Employment Arbitration Rules of the American Arbitration Association as in effect from time to time (the “AAA Rules”), the arbitration procedures described in this Paragraph 21 and any Final Arbitration Award (as defined herein) will be governed by, and will be enforceable pursuant to, the Uniform Arbitration Act as in effect in the State of Texas from time to time. “Person” for the purposes of this Agreement means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any governmental entity.
(b)
Notice of Arbitration. If a Person asserts that there exists a Dispute, then such Person (the “Disputing Person”) will give each other Person involved in such Dispute a written notice setting forth the nature of the asserted Dispute. If all such Persons do not resolve any such asserted Dispute prior to the 10th business day after such notice is given, then any of them may commence arbitration pursuant to this Paragraph 21 by giving each other Person involved in such Dispute a written notice to that effect (an “Arbitration Notice”), setting forth any matters which are required to be set forth therein in accordance with the AAA Rules.
(c)
Selection of Arbitrator. An arbitrator will be selected in accordance with the AAA Rules.
(d)
Conduct of Arbitration. The arbitration will be conducted in the Dallas, Texas, metropolitan area under the AAA Rules, as modified by any written agreement among the Persons involved in the Dispute in question. The arbitrator will conduct the arbitration in a manner so that the final result, determination, finding, judgment or award determined by the arbitrator (the “Final Arbitration Award”) is made or rendered as soon as practicable, and the Persons involved will use all reasonable efforts to cause a Final Arbitration Award to occur within ninety (90) days after the arbitrator is selected. Any Final Arbitration Award will be final and binding upon all Persons and there will be no appeal from or reexamination of any Final Arbitration Award, except in the case of fraud, perjury or evident partiality or misconduct by the arbitrator prejudicing the rights of such Persons or to correct manifest clerical errors.
(e)
Enforcement. A Final Arbitration Award may be enforced in any state or federal court having jurisdiction over the subject matter of the related Dispute.
(f)
Attorneys’ Fees and Expenses. Each prevailing Person in any arbitration proceeding described in this Paragraph 21 will be entitled to recover from any non-prevailing Person(s) its reasonable costs and attorneys’ fees in addition to any damages or other remedies awarded to such prevailing Person. As part of any Final Arbitration Award, the arbitrator may designate the prevailing Person(s) for purposes of this Paragraph 21.
22.
Termination of Previous Agreements. This Agreement replaces and terminates any previous employment agreements (including, without limitation, any supplements, addendums or amendments thereto) entered into between Sook and the Company and/or any of its affiliates and predecessors.
23.
Section 409A of the Code.
(a)
Compliance. The intent of the parties is that payments and benefits under this Agreement are either exempt from or comply with Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to that end.
(b)
Six Month Delay for Specified Employees. If any payment, compensation or other benefit provided to Sook in connection with his employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Sook is a “specified employee” as defined in Section 409A, no part of such payments shall be paid before the day that is six months plus one day after Sook’s date of termination or, if earlier, Sook’s death (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to Sook during the period between the date of termination and the New Payment Date shall be paid to Sook in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.
(c)
Termination as a Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment until such termination is also a “separation from service” within the meaning of Section 409A and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.
(d)
Payments for Reimbursements and In-Kind Benefits. All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which Sook incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

(e)
Payments within Specified Number of Days. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within 30 days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.
(f)
Installments as Separate Payment. If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.
24.
Code Section 280G. If Sook receives any payments or distributions pursuant to this Agreement or otherwise (“Payments”) that constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and, but for this Paragraph 22, would be subject to the excise tax imposed by Code Section 4999 (“Excise Tax”), then the Payments shall be reduced to the Reduced Amount only if reducing the Payments would provide Sook with a greater net after-tax amount than if no such reduction took place. The "Reduced Amount" shall be a present value amount that maximizes the aggregate present value of the Payments without causing any portion of the Payments to be subject to the Excise Tax, determined in accordance with Code Section 280G(d)(4).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and made effective as of the day and year first above written.

/s/ Perry A. Sook
Perry A. Sook

ACCEPTED AND AGREED:

NEXSTAR MEDIA GROUP, INC.

/s/ Jay M. Grossman
Jay M. Grossman, Chairman
Compensation Committee

EXHIBIT A - TARGET BONUS CRITERIA

Bonus Criteria. The Compensation Committee will evaluate and award any Bonus set forth in Section 4(b) based on the following criteria for each fiscal year of the Term or any renewal Term:

•
Adjusted EBITDA - Thirty-five percent (35%) of any Bonus amount will be earned based on the Company's achievement of its Adjusted EBITDA Target for the applicable fiscal year.
►
Adjusted EBITDA is defined as the metric set forth in the annual budget approved by the Board of Directors in Q1 of each fiscal year.
►
The Compensation Committee, in its discretion, may consider adjustments to Adjusted EBITDA for non-standard, non-recurring items, including but not limited to, restructuring costs, acquisition and divestiture impacts, unusual material tax items, changes in accounting principles and guidance, and other non-recurring items.

•
Net Revenue - Thirty-five percent (35%) of any Bonus amount will be earned based on the Company's achievement of its Net Revenue Target for the applicable fiscal year.

•
Individual Performance - Thirty percent (30%) of any Bonus amount will be earned at the Compensation Committee's discretion based on Sook's achievement of the objectives established by the Committee and/or Board at the beginning of the applicable fiscal year.

•
Net Revenue Target is the metric set forth in the annual budget approved by the Board of Directors in Ql of each fiscal year.

•
Payouts for each of the above metrics will be individually calculated, with the total payout to be based on the weighted achievement of each metric.

•
Payouts will be interpolated for performance between Threshold, Target and Maximum levels.

Eligibility Amount:

Component	Weight	No Payout	Threshold	Target	Maximum
Adjusted EBITDA	35%	< 85% of Target	85% of Target	Budget	105% of Target
Net Revenue	35%	< 85% of Target	85% of Target	Budget	105% of Target
Individual Performance	30%	Discretionary	Discretionary	Discretionary	Discretionary
Payout Opportunity	100%	0% (No Bonus Payout)	50% of Target (100% of Base Salary)	100% of Target (200% of Base Salary)	200% of Target (400% of Base Salary)

EXHIBIT B - RSU AWARD TERMS AND CONDITIONS

Time Based Restricted Stock Unit (RSU) Award: Any time-based restricted stock units granted to Sook will vest equally over a three-year term with one-third (1/3) vesting annually on the anniversary of the grant date.

Performance Based Restricted Stock Unit (PSU) Award: Subject to the criteria below, any PSUs granted to Sook will fully vest (as may be adjusted pursuant to the Vesting Grids below) on the third anniversary of the grant date based on the following criteria:

Measurement Period:

•
TSR Measurement Period – the Measurement Period for each award will include a two-year performance period ending on the last day of February that is closest to the second anniversary of the award date (e.g. if the award is granted in March of 2026, then the measurement period is March 1, 2026-February 29, 2028).
•
Adjusted Free Cash Flow Measurement Period - The Measurement Period for each award will include a two-year performance period comprised of the fiscal year in which the grant is awarded and the following year (e.g. if the award is granted in March of 2026, then the measurement period is FY2026 & FY2027).

Measurement Criteria: Each award will vest based on the below Vesting Grids with 50% vesting based on (i) total shareholder return (TSR) performance against the TSR Peer Group (defined below) and 50% vesting based on (ii) Adjusted Free Cash Flow performance against target based on the Measurement Period.

TSR Vesting Grid

Level	Relative TSR vs Peer Group	Percentage of PSUs to Vest
Below Threshold	<35th Percentile	No vesting
Threshold	35th-50th Percentiles	80% of Target
Target	51st-65th Percentiles	100% of Target
Stretch	66th-80th Percentiles	150% of Target
Maximum	81st and > Percentiles	200% of Target

Vesting will be interpolated for performance between Threshold, Target, Stretch and Maximum.

Regardless of TSR Performance Ranking, payout of this criterion is capped at 100% if the Company’s absolute TSR calculation is negative.

Adjusted Free Cash Flow Vesting Grid

Level	Adjusted Free Cash Flow % of Target	Percentage of PSUs to Vest
Below Threshold	<85%	No vesting
Threshold	85-94.99%	75%
Target	95-104.99%	100%
Maximum	105%+	200%

Vesting will be interpolated for performance between Threshold, Target, and Maximum.

TSR Peer Group. The TSR Peer Group is as set forth in the Company’s proxy statement each year. The Company will be included in the TSR Peer Group for the purposes of calculating the TSR percentile rank. The Compensation Committee may adjust the Peer Group as circumstances warrant, including the following:

(1) If a TSR Peer Group company is delisted or becomes bankrupt, TSR for the measurement period is assumed to be negative 100 percent (-100%).

(2) If a TSR Peer Group company is acquired by another company, including through a management buy-out or going-private transaction, the company will be removed from the TSR Peer Group.

(3) If a TSR Peer Group company acquires another company or divests a business, the TSR Peer Group company will remain in the TSR Peer Group for the measurement period.

(4) If the Company’s or any TSR Peer Group company’s stock splits (or if there are other similar subdivisions, consolidations or changes in such company’s stock or capitalization), such company’s Annualized TSR performance will be adjusted for the stock split so as not to give an advantage or disadvantage to such company by comparison to the other TSR Peer Group companies.

TSR Calculation:

TSR shall be calculated as:

where n represents the number of years over which Annualized TSR is measured.

The “Ending Average Stock Price” shall be calculated as the average Closing Stock Price for the last 20 trading days of the year.

The “Beginning Average Stock Price” shall be calculated as the average Closing Stock Price for the last 20 trading days of the immediately prior year.

The “Closing Stock Price” of a share of stock shall be the closing quotation on the National Association of Securities Dealers Automated Quotations (NASDAQ) for the applicable date (or an applicable substitute exchange or quotation system if the NASDAQ is no longer applicable).

“Reinvested Dividend Amount” shall be calculated as the sum of the total dividends paid on one share of stock during the measurement period, assuming reinvestment of such dividends in such stock (based on the Closing Stock Price of such stock on the ex-dividend date). For the avoidance of doubt, it is intended that the foregoing calculation of Reinvested Dividend Amount shall take into account not only the reinvestment of dividends in a share of Stock but also capital appreciation or depreciation in the shares of Stock deemed acquired by such reinvestment.

In addition to any other authority or powers granted to the Compensation Committee herein or in the 2019 Plan, the Compensation Committee shall have the authority to interpret and determine the application and calculation of any matter relating to the determination of TSR and TSR Performance Rank, including any terms in the Agreement.

The Compensation Committee shall also have the power to make any and all adjustments it deems appropriate to reflect any changes in the Company’s outstanding stock, including by reason of subdivision or consolidation of stock or other capital readjustment, the payment of a stock dividend on the stock, other increase or reduction in the number of shares of stock outstanding, recapitalizations, reorganizations, mergers, consolidations, combinations, split-ups, split-offs, spin-offs, exchanges or other relevant changes in capitalization or distributions to holders of stock. The determination of the Committee with respect to any such matter shall be conclusive.

Adjusted Free Cash Flow Target Calculation:

Adjusted Free Cash Flow shall be based on the Company’s calculation as set forth in the most recent earnings release prior to any grants hereunder. The Compensation Committee may adjust the performance goals, including the Adjusted Free Cash Flow Target to reflect the impact of significant occurrences such as changes in capital allocation, unbudgeted or un-forecasted mergers, acquisitions or divestitures, other specified corporate transactions, accounting or tax law changes, and other extraordinary or non-recurring events.

Change in Control:

In the event of a Change in Control (as defined in the Company’s 2019 Long-Term Equity Incentive Plan), if the acquirer does not assume the equity awards previously granted under Exhibit B (the “Equity Awards”), then such awards shall become immediately and fully vested as of the Change in Control. If the acquirer assumes the Equity Awards, then in the event Sook is terminated without Cause or resigns for Good Reason or upon death or Disability from being a director, officer or employee of, or from performing other services for, the Company or a subsidiary following such Change in Control, the Equity Awards shall become immediately and fully vested as of such termination without further action by either Sook or the Company. For clarity, all performance RSUs shall vest at the greater of actual performance (measured as of the end of the month prior to the Change in Control) or target.